EXHIBIT 11


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Exhibit 11 - Statement RE:  Computation of Earnings Per Share

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                                                        Three Months Ended September 30,      Six Months Ended September 30,
                                                        --------------------------------      ------------------------------
                                                            1996             1995                  1996              1995
                                                            ----             ----                  ----              ----


Primary EPS

  Average shares outstanding                              2,698,873         2,140,174            2,685,757         2,064,732

  Net effect of dilutive stock options: based
    on the treasury stock method using the
    average market price                                     71,797            77,073               83,512            73,705
                                                          ---------         ---------            ---------         ---------




         Totals                                           2,770,670         2,217,247            2,769,269         2,138,437
                                                          =========         =========            =========         =========



Net income (loss)                              $           (84,935)  $      1,338,156    $       1,104,898     $   2,548,785
                                                          =========         =========            =========         =========



Earnings (loss) per share assuming no
  dilution                                     $             (0.03)  $           0.60    $            0.40     $        1.19
                                                          =========         =========            =========         =========



Fully Diluted EPS

  Average shares outstanding                              2,698,873         2,140,174            2,685,757         2,064,732



  Net effect of dilutive stock options:  based
    on the treasury stock method using the
    greater of the quarter-end market price or               71,797            83,845               91,186            82,821
    the average market price

  Assumed conversion of 7.00% convertible
   subordinated debentures                                       --           528,289                   --           586,988
                                                          ---------         ---------            ---------         ---------


         Totals                                           2,770,670         2,752,308            2,776,943         2,734,541
                                                          =========         =========            =========         =========


Net income (loss)                                         $(84,935)        $1,338,156           $1,104,898        $2,548,785

Add interest on convertible subordinated
debentures, net of federal income tax effect                     --             7,776                   --           130,378
                                                          ---------         ---------            ---------         ---------



Net income (loss), as adjusted                 $           (84,935)  $      1,345,932     $      1,104,898      $  2,679,163
                                                          =========         =========            =========         =========



Earnings (loss) per share assuming full
  dilution                                    $              (0.03) $           0.49     $           0.40       $      0.98
                                                          =========         =========            =========         =========
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